EXHIBIT 99.1
News Release

Investor Contact:	Media Contact:
Joey Iske	Sara Rosenthal
Director of Investor Relations	Senior Associate
Methode Electronics	Reputation Partners
Chicago, IL 60706	Chicago, IL 60601
708-457-4060	312-222-9131
jiske@methode.com	sara@reputationpartners.com
Methode Electronics, Inc. Acquires TouchSensor Technologies from
Gemtron Corporation
CHICAGO, March 1, 2007 — Methode Electronics, Inc. (NASDAQ: METH), a global manufacturer of electronic components and subsystem devices, today announced that it has acquired one hundred percent of the member interest of TouchSensor Technologies, LLC from Gemtron Corporation for $65 million in cash and assumed liabilities. Gemtron Corporation is owned by SCHOTT North America and AFG Industries.
TouchSensor is the North American market leader in solid-state, field-effect switching. Using its patented technology, the Company designs and manufactures touch-sensitive user interface panels found on products such as home appliances, commercial beverage dispensers and automobiles. More durable and reliable than mechanical or membrane switches, TouchSensor® panels are becoming increasingly popular and are used by many of the world’s leading brands, including Whirlpool/Maytag, Electrolux, LifeFitness, Precor, Kohler, General Electric and BMW.
This transaction, which is anticipated to be accretive to Methode’s fiscal year 2008 earnings, directly complements Methode’s corporate strategy, offering expected near- and long-term synergies. TouchSensor’s patented applications are already found in multiple industries and offer Methode a platform from which to expand into new markets, such as medical and point-of-sale equipment. Moreover, this acquisition provides Methode with an exciting new technology to offer its existing and future automotive OEM customers.
TouchSensor products are found on such consumer goods as cooktops, wall ovens and ranges, washing machines, bath/shower controls and exercise equipment. Their products are also beginning to be used in automotive applications, such as the 2007 BMW X5 radio controls and an interior switch application on a domestic vehicle for the 2008 model year. With more than 15 patents for its solid-state, field-effect switching technologies, TouchSensor has shipped approximately four million touch panels globally for over 100 different applications.
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“The acquisition of TouchSensor Technologies is a significant step for our company, providing Methode Electronics the ability to broaden our presence into other industries while providing meaningful expansion opportunities in the automotive market,” said Donald W. Duda, President and Chief Executive Officer, Methode Electronics.
TouchSensor’s trailing twelve-month sales were approximately $38 million and are expected to grow significantly over the next twelve months with newly booked business between $14 million and $16 million. In the solid-state switch market, which is expected to grow in excess of 25 percent each year for the next several years, TouchSensor is ideally positioned to achieve double-digit compounded annual sales growth for at least the next five years.
Conference Call
Methode will announce its third quarter fiscal year 2007 earnings results on March 2, 2007, before the market opens. On the same day, Methode’s President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, will host a conference call at 10:00 a.m. Central Time to discuss its third quarter fiscal year 2007 earnings results and this acquisition announcement. Methode invites you to listen to the webcast of this call by visiting Methode’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. You may participate on the conference call by dialing 877-407-8031 for domestic callers and 201-689-8031 for international callers. For those who cannot listen to the live broadcast, a replay, as well as an MP3 download will be available shortly after the call. The replay and download of the call will be available for seven days by dialing 877-660-6853 for domestic callers and 201-612-7415 for international callers, both using the playback account number 286 and conference ID number 232236.
About Methode Electronics
Methode Electronics, Inc. is a global manufacturer of electronic components and subsystems. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end-markets of the automotive, appliance, communications, aerospace, rail and other transportation industries, and the consumer and industrial equipment markets. Further information can be found at Methode’s website: www.methode.com.
About TouchSensor Technologies
TouchSensor Technologies is the market leader in solid-state field-effect switching technology. TouchSensor has produced and shipped over four million input panels used in the consumer durables sector, including home appliances used for cooking, laundry, refrigeration, dishwashing, as well as bath/shower controls. Its technology is also used in commercial applications such as exercise equipment, point-of-sale beverage dispensers, and automotive applications. TouchSensor has more than 15 patents for its solid-state, field-effect switching technology. Further information can be found at TouchSensor’s website: www.touchsensor.com
Forward-Looking Statements
Certain statements in this press release dated March 1, 2007, containing information for TouchSensor sales projections for the 2008 fiscal year, are forward-looking statements that are subject to certain risks and uncertainties. Our business is highly dependent upon three large
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automotive customers and specific makes and models of automobiles. The Company’s results will be subject to many of the same risks that apply to the automotive, computer, telecommunication and appliance industries, such as general economic conditions, interest rates, consumer spending patterns and technological changes. Other factors, which may result in materially different results for future periods include: significant customer bankruptcy filings; restructuring, operational improvement and cost reduction programs currently under review by Methode; the current macroeconomic environment, including higher petroleum and copper prices affecting material and components used by Methode; potential manufacturing plant closures by automotive customers; potential strikes at automotive customers; and significant fluctuations in the demand for certain automobile models. In addition, market growth, operating costs, currency exchange rates and devaluations, delays in development, production and marketing of new products and other factors set forth from time to time in our reports filed with the Securities and Exchange Commission, impact our business. Any of these factors could cause our actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this press release are subject to the safe harbor protection provided under the federal securities laws. All information in this press release is as of March 1, 2007. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
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